UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 14, 2026

CHENIERE ENERGY PARTNERS, L.P.
(Exact name of registrant as specified in its charter)

Delaware	001-33366	20-5913059
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
845 Texas Avenue, Suite 1250
Houston, Texas 77002
(Address of principal executive offices) (Zip Code)
(713) 375-5000
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
    Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Units Representing Limited Partner Interests	CQP	NYSE
    Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
    Emerging growth company ☐
    If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Michael Jennings and Zamir Rauf were each appointed to the Board of Directors (the “Board”) of Cheniere Energy Partners GP, LLC, the general partner (the “General Partner”) of Cheniere Energy Partners, L.P. (the “Partnership”), effective as of July 14, 2026. Mr. Jennings was appointed to the Conflicts Committee and the CMI SPA Committee, and Mr. Rauf was appointed to the Conflicts Committee, Audit Committee, and Executive Committee. Mr. Jennings and Mr. Rauf are each considered an independent director and satisfy the applicable requirements for service on the Board committees under the NYSE corporate governance listing standards and relevant governing documents.

Mr. Jennings served as Chief Executive Officer of HF Sinclair Corporation from January 2020 to May 2023. Previously, he held several leadership positions, serving as President from January 2020 until November 2021, as Executive Vice President from November 2019 through December 2019, as Executive Chairman from January 2016 until January 2017 and as President and Chief Executive Officer from the merger of Holly Corporation and Frontier Oil Corporation in July 2011 until January 2016. He served as Chairman of the Board of HF Sinclair from January 2017 to February 2019 and from January 2013 to January 2016. Mr. Jennings also served as Chairman and Chief Executive Officer of Holly Logistics Services, L.L.C., the general partner of Holly Energy Partners, an affiliated master limited partnership of HF Sinclair, from January 2020 through November 2023. Most recently, Mr. Jennings served on the board of Parkland Corporation, an international fuel distributor, marketer, and convenience retailer, from February 2024 until October 2025. During his tenure, he served as Non-Executive Chairman from July 2024 to April 2025 and as Executive Chairman from April 2025 until the company's acquisition by Sunoco LP in October 2025. Following the transaction, he joined the board of Sunoco LP in November 2025. Mr. Jennings received a B.A. in Economics and Government from Dartmouth College and an M.B.A. from The University of Chicago.

Mr. Rauf served as Executive Vice President and Chief Financial Officer of Calpine Corporation, a major U.S. power generation company, from December 2008 until the company was acquired by Constellation Energy in January 2026. Mr. Rauf previously was interim Chief Financial Officer and Treasurer from June 2008 to December 2008. Prior to his role as Interim CFO, Mr. Rauf was Senior Vice President, Finance and Treasurer at Calpine. In that position, he was responsible for Calpine’s corporate and project finance, treasury and debt compliance functions and managed the corporate banking, investment banking, and rating agency relationships. Prior to Calpine, Mr. Rauf held various accounting and finance roles with Enron North America and Dynegy Inc., as well as Comerica Bank in both credit and lending roles. He received a B.A. in Business and Commerce and an M.B.A. from the University of Houston.

Mr. Jennings’ and Mr. Rauf’s appointment to the Board was made pursuant to the rights of Cheniere GP Holding Company, LLC (f/k/a Cheniere LNG Holdings, LLC) under the Third Amended and Restated Limited Liability Company Agreement (the “Amended LLC Agreement”) of the General Partner to appoint certain directors to the Board.

In connection with the appointments of Mr. Jennings and Mr. Rauf, James R. Ball and Oliver G. Richard, III each resigned as a member of the Board. Mr. Ball also resigned as a member of the Conflicts Committee, Executive Committee and CMI SPA Committee, and Mr. Richard as a member of the Audit Committee and Conflicts Committee. Their resignation was not due to any disagreement with the Partnership or its management with respect to any matter relating to the Partnership’s operations, policies or practices.

Upon appointment to the Board, each of Mr. Jennings and Mr. Rauf became entitled to compensation payable to non-management directors elected to the Board. As part of each of their non-management director compensation, on July 14, 2026, Mr. Jennings and Mr. Rauf each received an annual equity award of $200,000 of phantom units pursuant to the terms of the Partnership's Long-Term Incentive Plan. Vesting will occur for the phantom units on the first anniversary of the date of grant. Upon vesting, the phantom units will be payable, at the director’s election, in common units, cash in an amount equal to the fair market value of a common unit on such date, or an equal amount of both. Mr. Jennings and Mr. Rauf will also each receive an annual cash fee of $100,000 payable to non-management directors of the Board for 2026.

In connection with their appointments, each of Messrs. Jennings and Rauf entered into the General Partner’s standard form of Indemnification Agreement, as described in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2025, filed on February 26, 2026.

Neither Mr. Jennings, nor Mr. Rauf, is a party to any transaction required to be disclosed pursuant to Item 404(a) of Regulation S‑K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHENIERE ENERGY PARTNERS, L.P.

		By:	CHENIERE ENERGY PARTNERS GP, LLC,
its general partner

Date:	July 14, 2026	By:	/s/ Zach Davis
		Name:	Zach Davis
		Title:	Executive Vice President and
Chief Financial Officer